MORTGAGE

     This Mortgage (the "Mortgage"), dated as of August 31, 1998, is made between Stevia Company, Inc., an Illinois corporation with offices at 1940 East Devon, Elk Grove Village, Illinois, 60007, (the "Mortgagor"), and Biosynergy, Inc., an Illinois corporation, with offices at 1940 E. Devon, Elk Grove Village, Illinois, 60007 (the "Mortgage").

     In order to secure the payment of that certain promissory note (the "Note") executed by the Mortgagor and payable to the order of Mortgagee on or before December 31, 1998 in the principal sum of Twenty Thousand Dollars ($20,000), with interest thereon at the rate of ten percent (10%) per annum, and to secure the terms, covenants, promises, agreements and conditions as more fully described in the Note between the Mortgagor and the Mortgagee, bearing the same date as this Mortgage, the Mortgagor hereby mortgages and warrants to the Mortgagee, its successors and assigns the following described real estate:

Lot 55 of the Pueblo Memorial Airport Industrial Park Subdivision, a Subdivision of a portion of Sections 29 and 30, Township 20 South, Range 63 West and Sections 25 and 26, Township 20 South, Range 64 West of the Sixth Principal Meridian, Pueblo County, Colorado

Tax Parcel Number:          03-00-01-001
Address of real estate:     33850 United Avenue, Pueblo, Colorado, 81001

     In the event of a default in payment of the Note, or any part thereof, or the interest thereon, or any part thereof, or the interest thereon, or any part thereof, or in the event of a default under this Mortgage, or in case of waste or non-payment of taxes or assessments on said premises, or of a breach of any of the covenants or agreements herein contained, then and in such case the whole of said principal sum and interest payable under the Note shall thereupon, at the option of the said Mortgagee, its assigns or successors, become immediately due and payable; and this Mortgage may be immediately foreclosed to pay the same by said Mortgagee, its assigns or successors, to enter into and upon the premises hereby granted, or any part thereof, and to receive and collect all rents, issues and profits thereof.

     If any provisions of this Mortgage shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or the remaining provisions of this Mortgage.

     Dated this 31st day of August, 1998.

ATTEST:                              STEVIA COMPANY, INC.

/s/ LAUANE C. ADDIS /s/            /s/ FRED K. SUZUKI /s/
__________________________         ______________________________
                                   Fred K. Suzuki, President

This instrument was prepared by:     KATZ, KARACIC, HELMIN & ADDIS, P.C.
                         180 North LaSalle, Suite 3001
                         Chicago, Illinois 60601
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STATE OF ILLINOIS  )
                   ) SS
COUNTY OF C O O K  )

        /s/MARCIA J. NAWROCKI/s/
     I, ___________________________, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Fred K. Suzuki and Lauane C. Addis, personally known to me to be the same persons whose names are subscribed to the foregoing instrument and the president and secretary, respectively of Stevia Company, Inc., appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary act, for the uses and purposes therein set forth, including the release and waiver of the right of homestead.

     Given under my hand and official seal this 31st day of August, 1998.

                                   /s/ MARCIA J. NAWROCKI/s/
                                   ______________________________
                                   Notary Public

Commission Expires: 9-28-99
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